Exhibit 3(i).1

               Amendment to Articles of Incorporation filed October 24, 2000.




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                            CERTIFICATE OF AMENDMENT

                                     TO THE

                            ARTICLES OF INCORPORATION

                                       OF

                          AMERICAN COMMUNICATION ENTERPRISES, INC.


AMERICAN COMMUNICATIONS ENTERPRISES, INC. a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), in order to amend its Articles of Incorporation in accordance with the requirements of Chapter 78, Nevada Statutes, does hereby certify as follows:

1. The Articles of Incorporation of the Corporation were filed by the Secretary of State of the State of Nevada on October 29, 1998 and amended on October 11, 2000.

2. The amendment to the Articles of Incorporation being effected hereby will completely delete Article Fourth of the Articles of Incorporation as of the date hereof, and substitute in its place the Article Fourth set forth below.

3. This amendment to the Articles of Incorporation was approved by the Board of Directors on October 12, 2000. The number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation at the time of the amendment was 18,487,888. The amendment has been consented to and approved by the affirmative vote of shareholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

4. These Articles of Amendment of the Articles of Incorporation shall be effective immediately upon filing by the Secretary of State of the State of Nevada, and thereafter, Article Fourth of the Articles of Incorporation shall read ad follows:

      FOURTH That the total number of voting common stock authorized that may be issued by the Corporation is 500 million shares of stock, par value $0.001, and no other class of stock shall be authorized. Said shares may be fixed from time to time by the Board of Directors.

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      IN WITNESS WHEREOF AMERICAN COMMUNICATIONS ENTERPRISES, INC. has
caused these Articles of Amendments of the Articles of Incorporation to be executed by its president and secretary this 12th day of October, 2000.

                                          AMERICAN COMMUNICATIONS
                                              ENTERPRISES, INC.



                                          By: /s/ Dain L. Schult, President

                                          By: /s/ Sherry R. Schult, Secretary









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